UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – August 19, 2008

WIRELESS AGE COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-31338	98-0336674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3565 King Road, Suite 102
King City, Ontario Canada L7B 1M3
(Address of principal executive offices)

(905) 833-2753
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02(a) Termination of a Material Definitive Agreement

On August 19, 2008, Wireless Age Communications, Inc. (“Wireless Age” or the “Company”) and SaskTel Mobility (“SaskTel”) mutually agreed to terminate the Prepaid Cellular Service Card Distribution Agreement (the “Agreement”) effective September 30, 2008.

Under the Agreement, Wireless Source Distribution Ltd., a wholly owned subsidiary of Wireless Age was granted the local distribution rights of prepaid cellular phone cards on behalf of SaskTel.

The Company earned less than 3% profit margin under the Agreement. Recently the profit margin percentage had declined due to the introduction of a cardless or ePin service. The Company believed continuing to provide the service for SaskTel in light of falling margins and rising costs made little economic sense.

The Company attempted to negotiate an improved profit margin and was unable to do so. On August 19, 2008, the contract was terminated with mutual consent and on August 21, 2008, SaskTel announced that they would manage the distribution internally.

The Company intends to refocus management effort on the retail business segment and land mobile radio and accessories portion of the commercial segment, which provide substantially higher returns. Although revenue levels will decline as a result of the termination of the Agreement, the Company does not believe there will be a material impact on consolidated net earnings.

Item 9.01 Financial Statements and Exhibits

On August 25, 2008, the Company issued a press release with respect to matters described under Item 1.02 above, titled Wireless Age Announces Termination of Prepaid Distribution Contract. A copy of the press release is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Wireless Age Communications, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WIRELESS AGE COMMUNICATIONS, INC.

Dated: August 25, 2008	By:	/s/ Gary Hokkanen
Name: Gary Hokkanen
Title: Chief Financial Officer